EXHIBIT 99.1

Progyny, Inc. Announces Third Quarter 2019 Results

Reports 120% Increase in Third Quarter Revenue to $61.2 Million

Issues Revenue Guidance of $65.0 to $66.5 Million for the Fourth Quarter of 2019

2019 Selling Season Concludes with Commitments from Record Number of New Clients

NEW YORK, December 4, 2019 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three month period ended September 30, 2019 (“the third quarter of 2019” or “the current period”) as compared to the three month period ended September 30, 2018 (“the third quarter of 2018” or “the prior year period”).

“Progyny has redefined the market for employer-sponsored fertility benefits, demonstrating that it is possible to simultaneously create a great patient experience, generate superior clinical outcomes, and provide for a more efficient use of employer healthcare dollars to address a health condition that affects millions,” said David Schlanger, Chief Executive Officer of Progyny.  “Our vision is to ensure that anyone can have a child, and we are in the very early stages of penetrating a market opportunity that we believe is in excess of $13 billion.  After the close of the quarter, we crossed a significant milestone by completing our IPO, which we believe has increased awareness of both our brand and the issues surrounding infertility.”

“We are pleased with our results for the third quarter.  Our revenue more than doubled from the third quarter of 2018, our gross margins expanded, and we generated positive operating cash flow for both the third quarter and year to date,” said Pete Anevski, Progyny’s President, Chief Financial Officer and Chief Operating Officer.

Important Note:

The Company effected a 1-for-4.5454 reverse stock split of its common stock and convertible preferred stock on October 14, 2019.  For ease of comparability, all periods presented in this release retroactively give effect to the reverse stock split as if it occurred at the beginning of the periods presented.

Third Quarter of 2019 Highlights:

(unaudited; in thousands, except per share amounts)	3Q 2019	3Q 2018
Revenue	$61,196	$27,798

Gross Profit	$12,320	$5,047
Gross Margin	20.1%	18.2%

Net Loss from Continuing Operations	$(8,210)	$(1,137)

Net Loss per Share Attributable to Common Stockholders	$(1.10)	$(0.20)
Net Income (as adjusted)[1]	$3,016
Net Earnings per share (as adjusted)[1]	$0.03
Adjusted EBITDA[2]	$5,531	$683

1.  Net income (as adjusted) reflects an adjustment for convertible preferred stock warrant valuation.  Net earnings per share (as adjusted) also reflects weighted-average shares outstanding as adjusted for: a) the conversion of all outstanding shares of convertible preferred stock into shares of common stock and warrants to purchase convertible preferred stock into warrants to purchase common stock in connection with the IPO, using the as-converted method as though the conversion had occurred as of the beginning of the period presented; b) options to purchase common stock; c) warrants to purchase common stock.  Please see Annex A of this release for a computation of Net Income (as adjusted) and Net Earnings Per Share (as adjusted), which are financial measures that are not required by, or presented in accordance with, U.S. GAAP.

2.  Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP.  Please see Annex A of this release for a reconciliation of Adjusted EBITDA to Net loss from Continuing Operations, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

Financial Highlights

Revenue was $61.2 million, a 120% increase as compared to $27.8 million reported in the prior year period.  The increase was primarily driven by higher revenue for both our fertility benefit services and our pharmacy benefit services.

•	Fertility benefit services revenue was $50.0 million, a 90% increase from the $26.4 million reported in the prior year period, primarily driven by an increase in our number of clients.
•

Pharmacy benefit services revenue was $11.2 million as compared to $1.4 million reported in the prior year period.  Progyny Rx went live with a select number of clients in 2018 and our revenue in the current period benefitted from having Progyny Rx available for the full selling season to both new and existing clients.

Gross profit was $12.3 million, an increase of 144% from the prior year period.  Gross margin was 20.1%, reflecting an increase of 190 basis points from the 18.2% gross margin in the prior year period, due primarily to increased operating efficiencies.

Net loss attributable to common stockholders was $8.2 million, or $1.10 per share, in the current period compared to a net loss attributable to common stockholders of $1.1 million, or $0.20 per share, in the prior year period.  The increased loss was attributable to a $11.2 million non-cash charge associated with the increased valuation of the outstanding convertible preferred stock warrants, which are required to be remeasured.  With the closing of the IPO and the transition from a private to a public company valuation, the valuation adjustment for the outstanding convertible preferred stock warrants was finalized.

Adjusting for the impacts of the conversion of the preferred stock as well as the outstanding options and warrants, net income was $3.0 million, or $0.03 per share, in the current period, on the basis of 87.2 million weighted-average diluted shares outstanding.  Readers are encouraged to review the reconciliation in Annex A.

Adjusted EBITDA was $5.5 million, a 710% increase from the prior year period.  The increase was due to the higher revenue as well as improved operating leverage across the business.

Balance Sheet

Cash and cash equivalents were $7.7 million as of September 30, 2019.  The Company’s initial public offering, which raised approximately $77 million in proceeds, net of underwriters’ commissions and related offering costs, closed on October 29, 2019 following the close of the quarter.  See the “Initial Public Offering” section in this release for a more detailed discussion of the IPO.

Cash Flow

Net cash provided by operating activities for the third quarter of 2019 was $5.9 million, compared to net cash used by operating activities of $0.5 million in the prior year period.

Operational Metrics:

Clients and Members

	As of September 30,
	2019	2018
Clients	84	33
Members	1,379,000	717,000

Assisted Reproductive Treatment (ART) Cycles and Utilization Rates

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
ART Cycles*	3,763	1,842	9,768	5,051
Utilization – All Members**	0.52%	0.52%	1.08%	0.96%
Utilization – Female Only**	0.47%	0.45%	0.94%	0.84%

*     Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers and egg freezing.

**   Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing.  The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period.  For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period.  Individual periods cannot be combined as member treatments may span multiple periods.

Initial Public Offering

Following the close of the quarter, the Company completed its initial public offering, selling 11,500,000 shares of common stock, which includes the full exercise by the underwriters of their option to purchase 1,500,000 additional shares, at a price of $13.00 per share.  Of the 11,500,000 shares, the Company offered and sold 6,700,000 newly issued shares and certain selling stockholders offered and sold 4,800,000 shares.

Convertible Preferred Stock

Following the close of the quarter, but prior to the completion of the initial public offering, the Company’s outstanding shares of convertible preferred stock were converted into 65,428,088 shares of common stock on a one-to-one basis, $106.2 million of convertible preferred stock was reclassified to additional paid-in-capital and $7 thousand of convertible preferred stock was reclassified to common stock on the Company’s balance sheet.

Convertible Preferred Stock Warrants

As of September 30, 2019, we had outstanding convertible preferred stock warrants exercisable for an aggregate of 2,019,245 shares of our common stock.  Immediately prior to the Company’s initial public offering, these warrants were converted into warrants to purchase 2,019,245 shares of common stock and as of the closing of the IPO are no longer subject to remeasurement.  Our third quarter results reflect an $11.2 million non-cash charge, and the Company expects to incur a final, non-cash charge of $5.8 million in the fourth quarter of 2019 related to the final valuation and remeasurement of these warrants.

Financial Outlook

The Company is providing the following financial guidance for both the three-month period and year ended December 31, 2019:

•	Fourth Quarter of 2019 Outlook
o	Revenue is projected to be $65.0 million to $66.5 million, reflecting growth of 123% to 128%
o

Net loss from continuing operations is projected to be $4.4 million to $4.7 million, reflecting a $5.8 million non-cash charge associated with the final valuation remeasurement of the convertible preferred stock warrants

o	Net income (as adjusted)[1] is projected to be $1.1 million to $1.4 million, or approximately $0.01 per share, on the basis of 98.0 million assumed weighted-average fully diluted shares outstanding
o	Adjusted EBITDA[2] is projected to be $3.8 million to $4.1 million
•	Full Year 2019 Outlook
o	Revenue is projected to be $229.6 million to $231.1 million, reflecting growth of 118% to 119%
o

Net loss from continuing operations is projected to be $8.6 million to $8.9 million, reflecting $18.2 million of non-cash charges associated with the valuation remeasurement of the convertible preferred stock warrants

o	Net income (as adjusted)[1] is projected to be $9.3 million to $9.6 million, or $0.10 to $0.11 per share, on the basis of 89.2 million assumed weighted-average fully diluted shares outstanding
o	Adjusted EBITDA[2] is projected to be $18.3 million to $18.6 million

1.    Net income (as adjusted) reflects an adjustment for convertible preferred stock warrant valuation.  Net earnings per share (as adjusted) also reflects weighted-average shares outstanding as adjusted for: a) the conversion of all outstanding shares of convertible preferred stock into shares of common stock and warrants to purchase convertible preferred stock into warrants to purchase common stock in connection with the IPO, using the as-converted method as though the conversion had occurred as of the beginning of the period presented; b) options to purchase common stock; c) warrants to purchase common stock.  Please see Annex A of this release for a computation of forward-looking Net Income (as adjusted) and forward-looking Net Earnings Per Share (as adjusted), which are financial measures that is not required by, or presented in accordance with, U.S. GAAP.

2.    Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP.  Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking Net loss from Continuing Operations, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

“We’ve seen our momentum continue throughout the 2019 selling season,” said Mr. Schlanger.  “We have received commitments from 57 new clients, representing approximately 750,000 covered lives.  This is a record number of new clients for us and is our fourth straight year of adding a higher number of new clients than we did in the previous year.  The vast majority of the 57 new clients are expected to go live on January 1, 2020, though some wanted to begin their programs sooner – and are reflected in our 84 clients as of September 30, 2019 – and others will start throughout the first and second quarter of 2020.”

Conference Call Information

Progyny will host a conference call at 5:00 P.M. Eastern Time (2:00 P.M. Pacific Time) today to discuss its financial results.  Interested participants from the United States may join by calling 1.877.883.0383 and using conference ID 8909894.  Participants from international locations may join by calling 1.412.902.6506 and using the same conference ID.  A replay of the call will be available until December 9, 2019 at 11:59 P.M. Eastern Time by dialing 1.877.344.7529 (U.S. callers) or 1.412.317.0088 (international) and entering passcode 10136987.  A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny is a leading fertility benefits management company in the United States. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians. Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate, provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been named a CNBC 50 Disruptor for three years in a row, to the INC. 5000, Crain’s Fast 50 for NYC, and Modern Healthcare’s Best Places to Work in Healthcare for two years in a row. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management.  These forward-looking statements include, without limitation, statements regarding our financial outlook, our industry, business strategy, ability to acquire new clients and successfully engage new and existing clients, plans, goals and expectations concerning our market position, future operations, and other financial and operating information.  The words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future,” “project,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  These risks include, without limitation, risks related to competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmaceutical manufacturers or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company.  For a detailed discussion of these and other risk factors, please refer to the risks detailed in our most recent filings with the Securities and Exchange Commission which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release.  Our actual future results could differ materially from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.  Actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include certain non-GAAP financial measures, such as Adjusted EBITDA and Net Income (as adjusted) and Net earnings (loss) per share (as adjusted).

Adjusted EBITDA, Net Income (as adjusted) and Net earnings (loss) per share (as adjusted) are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that Adjusted EBITDA, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense, net; (5) it does not consider the impact of any stock warrant valuation adjustment; (6) it does not reflect tax payments that may represent a reduction in cash available to us; (7) it does not include legal fees that may be payable in connection with a  vendor arbitration; and (8) it does not include non-deferred costs associated with the IPO. In addition, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss from continuing operations and other GAAP results.  We believe that Net income (as adjusted) and Net Earnings (loss) per share (as adjusted), when taken together with our GAAP financial results, are useful to investors because they present our performance on a basis that reflects the conversion of the convertible preferred stock to common stock and warrants to purchase preferred stock to warrants to purchase common stock, and options to purchase common stock which will be consistent with future presentations of our results.

We calculate Adjusted EBITDA as net loss from continuing operations, adjusted to exclude depreciation and amortization, stock-based compensation expense, net interest expense, convertible preferred stock warrant valuation adjustment, provision (benefit) for income taxes, legal fees associated with a  vendor arbitration and non-deferred IPO costs. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:

James Hart

investors@progyny.com

Media:

Selena Yang

media@progyny.com

PROGYNY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$7,664	$127
Accounts receivable, net of $7,582 and $3,486 of allowances at September 30, 2019 and December 31, 2018, respectively	44,337	23,325
Prepaid expenses and other current assets	1,337	885
Assets of discontinued operations, current	—	200
Total current assets	53,338	24,537
Property and equipment, net	973	776
Goodwill	11,880	11,880
Intangible assets, net	2,746	3,859
Other assets	3,614	272
Total assets	$72,551	$41,324
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$23,485	$15,578
Accrued expenses and other current liabilities	17,071	9,782
Convertible preferred stock warrant liabilities	17,008	4,589
Short term debt	—	253
Total current liabilities	57,564	30,202
Total liabilities	57,564	30,202
Commitments and Contingencies (Note 8)
Convertible preferred stock, $0.0001 par value; 314,930,070 shares authorized as of September 30, 2019 and December 31, 2018; 65,428,088 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively; aggregate liquidation preference of $106,369 as of September 30, 2019 and December 31, 2018, respectively	106,237	106,237
STOCKHOLDERS' DEFICIT
Common stock, $0.0001 par value; 443,500,000 shares authorized at September 30, 2019 and 441,000,000 at December 31, 2018; 10,046,705 and 5,155,407 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	18,838	10,622
Treasury stock, at cost , $0.0001 par value; 615,980 shares outstanding at September 30, 2019 and 589,320 at December 31, 2018	(1,008)	(884)
Accumulated deficit	(109,081)	(104,854)
Total stockholders’ deficit	(91,250)	(95,115)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$72,551	$41,324

PROGYNY, INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$61,196	$27,798	$164,561	$76,213
Cost of services	48,876	22,751	130,825	62,194
Gross profit	12,320	5,047	33,736	14,019
Operating expenses:
Sales and marketing	3,183	1,648	8,646	5,142
General and administrative	6,068	3,986	16,557	11,626
Total operating expenses	9,251	5,634	25,203	16,768
Income (loss) from continuing operations	3,069	(587)	8,533	(2,749)
Other expense:
Interest expense, net	(28)	(27)	(194)	(459)
Convertible preferred stock warrant valuation adjustment	(11,226)	(918)	(12,419)	(1,561)
Total other expense, net	(11,254)	(945)	(12,613)	(2,020)
Loss from continuing operations, before tax	(8,185)	(1,532)	(4,080)	(4,769)
Benefit (provision) for income taxes	(25)	395	(89)	1,230
Net loss from continuing operations	$(8,210)	$(1,137)	$(4,169)	$(3,539)
Net income from discontinued operations, net of taxes	$—	$1	$—	$5,725
Net (loss) income and comprehensive (loss) income	$(8,210)	$(1,136)	$(4,169)	$2,186
Net loss attributable to common stockholders	$(8,210)	$(1,137)	$(4,169)	$(3,962)
Net loss per share attributable to common stockholders:
Basic and diluted
Continuing operations	$(1.10)	$(0.20)	$(0.70)	$(0.70)
Discontinued operations	—	—	—	1.02
Total net (loss) earnings per share attributable to common stockholders basic and diluted	$(1.10)	$(0.20)	$(0.70)	$0.32
Weighted-average shares used in computing net (loss) earnings per share:
Basic and Diluted	7,472,469	5,627,656	5,947,821	5,669,913

PROGYNY, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2019	2018
OPERATING ACTIVITIES
Net (loss) income	$(4,169)	$2,186
Less: Income from discontinued operations, net of income tax	—	(5,725)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Deferred tax expense (benefit)	89	(1,230)
Loss on debt extinguishment	—	88
Depreciation and amortization	1,594	1,395
Stock-based compensation expense	3,209	2,304
Bad debt expense	1,332	775
Loss on disposal of property and equipment	1	—
Accretion of debt discount and debt issuance costs	—	75
Change in fair value of warrant liabilities	12,419	1,561
Changes in operating assets and liabilities:
Accounts receivable	(22,344)	(15,340)
Prepaid expenses and current other assets	(452)	(322)
Other assets	(667)	89
Accounts payable	6,824	7,892
Accrued expenses and other current liabilities	6,119	4,428
Net cash provided by (used in) continuing operations	3,955	(1,824)
Net cash provided by (used in) discontinued operations	—	—
Net cash provided by (used in) operating activities	3,955	(1,824)

INVESTING ACTIVITIES
Purchase of property and equipment, net	(678)	(401)
Net cash provided by (used in) continuing operations	(678)	(401)
Net cash provided by (used in) discontinued operations	200	2,428
Net cash provided by (used in) investing activities	(478)	2,027

FINANCING ACTIVITIES
Payment of deferred initial public offering costs	(512)	—
Repayment of term loan	—	(5,351)
Proceeds from revolving line of credit	157,850	35,003
Repayments made against revolving line of credit	(158,103)	(30,715)
Repurchase of convertible preferred stock	—	(2,500)
Repurchase of common stock	(182)	(1,205)
Exercise of stock options	5,007	46
Net cash provided by (used in) continuing operations	4,060	(4,722)
Net cash provided by (used in) discontinued operations	—	—
Net cash provided by (used in) financing activities	4,060	(4,722)
Net increase (decrease) in cash and cash equivalents	7,537	(4,519)
Cash and cash equivalents, beginning of year	127	4,691
Cash and cash equivalents, end of year	$7,664	$172

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$176	$450
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Non-cash settlement of liability	$—	$414
Non-cash liability forgiveness related to divestiture	$—	$4,869
Non-cash deferred initial public offering costs in accounts payable and accrued liabilities	$2,308	$—

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Adjusted EBITDA

The following table provides a reconciliation of Adjusted EBITDA to net loss from continuing operations for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Net loss from continuing operations	$(8,210)	$(1,137)	$(4,169)	$(3,539)
Add:
Depreciation and amortization	535	474	1,595	1,395
Stock‑based compensation	1,680	796	3,209	2,304
Interest expense, net	28	27	194	459
Convertible preferred stock warrant valuation adjustment	11,226	918	12,419	1,561
Provision (benefit) for income taxes	25	(395)	89	(1,230)
Legal fees associated with a vendor arbitration	247	—	973	—
Non-deferred IPO costs	—	—	150	—
Adjusted EBITDA	$5,531	$683	$14,460	$950

Net Earnings Per Share, As Adjusted

Net income, as adjusted, and net earnings per share, as adjusted, were computed to give effect for the convertible preferred stock warrant valuation adjustment, as well as the automatic one-for-one conversion of all outstanding shares of convertible preferred stock into shares of common stock and the one-for-one conversion of warrants to purchase preferred stock into warrants to purchase common stock in connection with the IPO, using the as-converted method as though the conversion had occurred as of the beginning of the period presented.  Net Earnings per Share, as Adjusted, is computed as follows (in thousands except share and per share data):

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
	(unaudited)
Numerator:
Net loss attributable to common stockholders	$(8,210)	$(4,169)
Adjust: Convertible preferred stock warrant valuation adjustment	11,226	12,419
Net income, as adjusted	$3,016	$8,250

Denominator:
Weighted-average shares used in computing net earnings per share attributable to common stockholders	7,472,469	5,947,821
Adjust: Conversion of redeemable convertible preferred stock	65,428,088	65,428,088
Adjust: Weighted-average options to purchase common stock outstanding	12,589,387	11,314,536
Adjust: Weighted-average warrants to purchase common stock	1,684,626	1,512,841
Weighted-average shares used in computing net earnings per share, as adjusted	87,174,570	84,203,286

Net earnings per share, as adjusted	$0.03	$0.10

Reconciliation of Non-GAAP Financial Guidance for the Three Months and Year Ending December 31, 2019

	For the Nine Months Ended September 30, 2019	Guidance for the Three Months Ended December 31, 2019		Guidance for the Twelve Months Ended December 31, 2019
(in thousands)	Actual	Low	High	Low	High

Revenue	$164,561	$65,000	$66,500	$229,561	$231,061

Net loss from operations	$(4,169)	$(4,700)	$(4,400)	$(8,869)	$(8,569)
Add:
Depreciation and amortization	1,595	550	550	2,145	2,145
Stock-based compensation	3,209	1,900	1,900	5,109	5,109
Interest expense, net	194	(130)	(130)	64	64
Convertible preferred stock warrant valuation adjustment	12,419	5,760	5,760	18,179	18,179
Provision (benefit) for income taxes	89	30	30	119	119
Legal fees associated with a vendor arbitration	973	390	390	1,363	1,363
Non-deferred IPO Costs	150	—	—	150	150
Adjusted EBITDA	$14,460	$3,800	$4,100	$18,260	$18,560

	Guidance for the Three Months Ended December 31, 2019		Guidance for the Twelve Months Ended December 31, 2019
	Low	High	Low	High
Numerator:
Net loss attributable to common shareholders	$(4,700)	$(4,400)	$(8,869)	$(8,569)
Adjust: Convertible preferred stock warrant valuation adjustment	5,760	5,760	18,179	18,179
Net income, as adjusted	$1,060	$1,360	$9,310	$9,610

Denominator:
Weighted-average shares used in computing net earnings per share attributable to common stockholders	98,000,000	98,000,000	89,200,000	89,200,000
Net earnings per share, as adjusted	$0.01	$0.01	$0.10	$0.11